Contact: John Lamb VP & CFO 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
February 22, 2017

POPE RESOURCES REPORTS FOURTH QUARTER INCOME OF $4.6 MILLION

Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $4.6 million, or $1.05 per ownership unit, on revenue of $43.5 million for the quarter ended December 31, 2016. This compares to net income attributable to unitholders of $2.2 million, or $0.51 per ownership unit, on revenue of $22.0 million for the comparable period in 2015. The fourth quarter 2016 results include a $7.7 million increase in the environmental remediation liability for the former millsite at Port Gamble, Washington. Excluding this charge, adjusted net income for the fourth quarter of 2016 was $12.3 million, or $2.82 per ownership unit.

Net income attributable to unitholders for the year ended December 31, 2016 totaled $5.9 million, or $1.35 per ownership unit, on revenue of $80.4 million. Excluding the $7.7 million environmental remediation charge, adjusted net income was $13.6 million, or $3.14 per ownership unit for the year ended December 31, 2016. For the year ended December 31, 2015 the Partnership reported net income attributable to unitholders of $10.9 million, or $2.51 per ownership unit, on revenue of $78.0 million.

Cash provided by operations for the quarter ended December 31, 2016 was $14.1 million, compared to $3.3 million for the fourth quarter of 2015, an increase of $10.8 million that was driven primarily by a $16.7 million board feet increase in harvest volume and timber deed sales plus a $12.9 million increase in revenue from our Real Estate segment. For the year ended December 31, 2016, cash provided by operations was $5.1 million, compared to $20.2 million in 2015, a decrease of $15.1 million due primarily to a $6.8 million increase in environmental remediation expenditures and a $4.9 million increase in real estate project expenditures. In addition, $5.1 million of proceeds from the Real Estate sales that closed in the last few days of 2016 had not yet been received from escrow at December 31, 2016. The cash we generated during the quarter enabled us to pay down the balance on our operating line of credit from a high of $19.6 million in early December to $8.0 million at year end.

“We back-loaded delivery on a high percentage of our 2016 operating objectives to the very end of the year, making for an intense but gratifying finish," said Tom Ringo, President and CEO. “We laid the ground work in the first three quarters and harvested the fruit of our efforts in the fourth quarter, especially in December. Ticking through our segments: Fee Timber harvested 44% of our annual volume in the fourth quarter, achieving favorable price realizations as log prices were rebounding from mid-year lows; Real Estate closed on the sale of 127 lots from our Harbor Hill project for $14.3 million and on two conservation sales worth a total of $4.4 million; and the coup de grace was Timberland Investment Management closing on $388 million of capital commitments for our Fund IV private equity timberland investment vehicle. We are excited to invest this committed capital in Pacific Northwest timberland over the next three to five years. Taking some bloom off the rose, however, was the need to take a fourth quarter $7.7 million charge for the Port Gamble environmental remediation, mostly related to unexpectedly large additional volumes of dredge material required to be pulled from the bay and the related down-the-road disposal costs of these sediments."

Fourth quarter highlights

•
Harvest volume was 37.7 million board feet (MMBF) in Q4 2016 compared to 25.7 MMBF in Q4 2015, a 47% increase. These harvest volume figures do not include timber deed sales of 4.7 MMBF in Q4 2016. Harvest volume for the full year 2016 was 91.3 MMBF compared to 83.1 MMBF for 2015, a 10% increase. These full-year harvest volume figures do not include timber deed sales of 5.9 MMBF in 2016 and 0.6 MMBF in 2015. The harvest volume and log price realization metrics cited below also exclude these timber deed sales.

•
Average realized log price per thousand board feet (MBF) was $588 in Q4 2016 compared to $577 per MBF in Q4 2015, a 2% increase. For the full year 2016, the average realized log price was $580 per MBF compared to $584 per MBF for 2015, a nominal decrease.

•
As a percentage of total harvest, volume sold to domestic markets in Q4 2016 increased to 68% from 65% in Q4 2015, while the mix of volume sold to export markets decreased to 17% in Q4 2016 compared to 20% in Q4 2015. Pulpwood and hardwood volume were unchanged at 15% of log sales in both in Q4 2016 and Q4 2015. For the full year 2016, the relative percentages of volume sold to domestic and export markets were 66% and 17%, respectively, compared to 61% and 20%, respectively, in 2015. Pulpwood and hardwood log sales make up the balance of total year-to-date harvest volume.

•	In December 2016, we closed on sales of 127 single-family lots from our Harbor Hill project in Gig Harbor, Washington for a combined $14.3 million.

•
In December 2016, we closed on three conservation transactions: the sale of 1,356 acres of timberland to Kitsap County for $2.3 million, though we retained the right to harvest timber on that parcel for 25 years, a conservation easement on 1,497 acres to The Trust for Public Land for $2.1 million, and a sale of 159 acres of timberland to the Washington State Department of Natural Resources for $899,000.

•	We substantially completed the in-water portion of the environmental remediation at Port Gamble and recorded a $7.7 million increase to our environmental liability to reflect additional cleanup costs.

Fourth quarter and year-to-date operating results

Fee Timber:
Fee Timber operating income for Q4 2016 was $8.2 million, compared to $5.2 million for Q4 2015. This increase was driven primarily by a 47% increase in harvest volume as we backloaded our 2016 harvest to take advantage of seasonally stronger pricing in the fourth quarter. Fee Timber also recognized a gain of $769,000 on a conservation-related sale of 159 acres of timberland in the fourth quarter.

Fee Timber operating income for the full year 2016 was $16.9 million compared to $13.0 million in 2015. The increase in operating income from 2015 to 2016 is attributed to a 10% increase in harvest volume provided primarily by recent timberland acquisitions. Secondarily, timber deed sales were higher in 2016 compared to the prior year. Fee Timber recognized gains of $1.0 million on sales of 368 acres of timberland in 2016 compared to a loss of $1.1 million on the sale of 858 acres of timberland in 2015.

Log prices during Q4 2016 were at some of their highest levels during the year, validating our decision to backload our harvest volume. As is common during this time of year, weather restricted access to higher-elevation timberlands, restricting log supply. In addition, west coast softwood lumber production increased compared to a year ago, driving an increase in demand for sawlogs, while the export market remained stable. These factors combined to exert upward pressure on log prices. For the full year 2016, our realized log prices were comparable to those we achieved in 2015 despite a weak Canadian currency which contributed to a 23% increase in softwood lumber imports from Canada to the United States, according to the United States Census Bureau, following the October 2015 expiration of the Softwood Lumber Agreement (SLA).

Timberland Investment Management:
Our Timberland Investment Management (TIM) segment generates its revenue by managing private equity timber funds. Our timber funds are consolidated into the Partnership’s financial statements due to the Partnership’s control of the Funds. As such, all fees earned by the TIM segment associated with managing the Funds are eliminated from revenue in the Partnership’s consolidated financial statements, leaving an operating loss for this segment that consists almost entirely of operating expenses. Conversely, the aforementioned fee revenue is an expense to the Fee Timber segment which is also eliminated when the Funds are consolidated into the Partnership’s financial statements.
As discussed above, fees earned from managing the Funds are eliminated when the Funds are consolidated in to the Partnership's financial statements. We eliminated $892,000 of management fees for Q4 2016. In the fourth quarter of 2015, we recorded a correction to fees charged to the Funds in prior periods of $899,000, consisting of $120,000 attributable to the Partnership and $779,000 attributable to outside investors, which resulted in negative management fee revenue of $150,000 in Q4 2015. The $779,000 attributable to outside investors was refunded in the fourth quarter of 2015. Excluding this adjustment, the Q4 2015 management fees would have been $1.0 million.
For the full year 2016 and 2015, we eliminated management fees of $3.3 million and $2.2 million, respectively. Contributing to the increase in fee revenue is the fee correction in 2015 described above, as well as an increase in invested capital and acres under management for the full year 2016 as a result of Fund III's December 2015 acquisition of a 15,100-acre tree farm near Tacoma, Washington.
Operating losses incurred by this segment for Q4 2016 and Q4 2015 totaled $707,000 and $617,000, respectively, after eliminating revenue earned from managing the Funds. On a year-to-date basis, operating losses incurred by this segment were $2.6 million for both years.
Real Estate:
Our Real Estate segment posted an operating loss of $1.9 million for Q4 2016 compared to operating income of $109,000 for Q4 2015. Excluding the $7.7 million environmental remediation charge, Real Estate would have posted Q4 2016 operating income of $5.8 million. In Q4 2016, we closed on the sales of 127 lots from our Harbor Hill project in Gig Harbor, Washington for a combined $14.3 million. We recognized $14.0 million of revenue from these transactions with the remaining $285,000, relating to post-closing obligations, expected to be recognized in the first half of 2017. We also closed on two conservation land and easement sales covering a combined 2,853 acres totaling $4.4 million. In Q4 2015, we closed on 44 single-family lots from our Harbor Hill project for $4.9 million. We recognized revenue of $4.7 million in Q4 2015 for this transaction and the remaining $200,000 was recognized in the first half of 2016 as we completed post-closing obligations.

For the full year 2016, the Real Estate segment generated an operating loss of $3.6 million, or operating income of $4.1 million excluding the $7.7 environmental remediation charge. Results for 2016 were driven by the sale of 136 single-family residential lots from our Harbor Hill project for $15.2 million, together with the Q3 2016 sales of two parcels of undeveloped land comprising 265 acres for $1.7 million plus the conservation sales in the fourth quarter noted above. This compares to 2015 operating income of $5.3 million, generated by the sale of 119 single-family residential lots and a multi-family residential parcel from our Harbor Hill project for $17.8 million, together with conservation land and easement sales covering 4,108 acres for $6.8 million.

With regard to our environmental remediation liability for Port Gamble Bay, the required in-water remediation activity was completed in January 2017 and we have recorded a $7.7 million increase to our liability to reflect additional costs resulting primarily from four categories:

•
increased in-water remediation activity driven by the discovery of a significantly greater number of pilings to remove, volume of sediments to dredge and resulting increase in the amount of capping material to place,

•	estimated transportation and site preparation costs to permanently store the bulk of the dredged material at a different location than expected originally,

•	increased long-term monitoring costs, and

•	consulting and professional fees for natural resource damages.

In the fourth quarter of 2016, our contractor encountered subtidal areas containing a significantly greater number of pilings and a much higher volume of wood waste than we had anticipated. This resulted in both the total number of pilings and the volume of wood waste for the entire project to be over 50% greater than our original expectations. With respect to the pilings, most of these were buried in the mud at the bottom of Port Gamble Bay and thus were not detected until dredging operations were conducted in November 2016 through January 2017.

An additional factor for the increase in the liability was the decision reached in February 2017 to utilize property we own a short distance from the town of Port Gamble as the primary permanent location for the dredged sediments rather than leaving them on the millsite. This decision was influenced by a number of factors, such as:

•	the now much greater volume of material to be disposed of,

•	consideration of the risk of future contamination from this material if stored on the millsite given its proximity to Port Gamble Bay, and

•	the potential benefits of alternative uses of the millsite afforded by not storing the sediments there.

These factors (and others) pointed to our nearby property as a more viable permanent storage location for the material. By placing these materials on our nearby property, which is much less valuable than the waterfront millsite land, the cost of moving the material now will be offset to some degree by the economic value we expect to capture from the millsite in the future.

With the completion of the in-water portion of the project, and the new facts we have learned, we have reassessed our estimated long-term monitoring costs, taking in to account the higher volume of material and the new expected storage location, and determined that our earlier cost estimates were no longer sufficient to meet this new set of conditions. Another longer term factor was an update to our estimates for consulting and professional fees to address the natural resource damages claim associated with the project.

As noted above, the required dredging activity was completed in January 2017. The sediments now stockpiled on the millsite must remain there for a brief time to allow the saltwater in the sediments to rinse out. The stockpiles will then be tested to determine their level of contamination, which will ultimately determine whether a portion of the material must be relocated to a commercial landfill, and if so, how much of the material. To the extent that a greater volume of sediments than we have estimated must be relocated to a commercial landfill, we will incur additional costs. The array of testing will begin in the first quarter of 2017 and we expect to receive the testing results over the course of the second and third quarters.
In addition to the handling of the sediments, there will be a modest amount of cleanup activity on the millsite itself in 2018. The scope of this activity will be influenced by the results of testing to be conducted on the millsite following the removal of the dredged material and our liability includes an estimate of the costs for this activity.
General & Administrative (G&A):
G&A expenses for Q4 2016 and 2015 were $1.3 million and $1.4 million, respectively. For the full year 2016 and 2015, G&A expenses were $5.1 million and $5.0 million, respectively. G&A expenses were largely consistent from 2015 to 2016, with the current year increase due primarily to higher personnel costs and professional fees.

Outlook

In total, we expect our 2017 harvest volume, including timber deed sales, to be between 110 and 120 MMBF. We expect approximately 48% of this volume to come from the Partnership's tree farms and 52% from the Funds' tree farms. We will continue to monitor log markets and adjust our harvest levels as the year progresses.

The Puget Sound housing market remains strong and we anticipate additional residential and commercial lot sales from our Harbor Hill project in 2017, along with conservation-related land and easement sales.

The financial schedules accompanying this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 208,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate two private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. However, readers should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include our ability to accurately predict fluctuations in lag markets domestically and internationally, and to adjust our harvest volumes timely and appropriately; our ability to estimate the cost of ongoing and changing environmental remediation obligations, including our ability to anticipate and address the political and regulatory climate that affects these obligations; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; our ability to raise capital on advantageous terms and to deploy that capital go grow our revenue base opportunistically; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; the effect of treaties and other international agreements that affect the supply of logs in the United States and demand for logs overseas; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Annual Report on Form 10-K entitled “Risk Factors.”

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(all amounts in $000's, except per unit amounts)

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Revenue	$43,468	$22,008	$80,428	$78,028
Cost of sales	(26,451)	(13,546)	(47,273)	(46,604)
Operating expenses	(5,770)	(5,165)	(20,829)	(19,644)
Environmental remediation	(7,700)	—	(7,700)	—
Gain (loss) on sale of timberland	769	—	995	(1,103)
Operating income	4,316	3,297	5,621	10,677
Interest expense, net	(1,048)	(722)	(3,406)	(2,970)
Income before income taxes	3,268	2,575	2,215	7,707
Income tax (expense) benefit	(86)	162	(252)	(207)
Net income	3,182	2,737	1,963	7,500
Net (income) loss attributable to noncontrolling interests	1,389	(507)	3,979	3,443
Net income attributable to unitholders	$4,571	$2,230	$5,942	$10,943

Basic and diluted weighted average units outstanding	4,314	4,300	4,313	4,298

Basic and diluted earnings per unit	$1.05	$0.51	$1.35	$2.51

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	December 31, 2016				December 31, 2015
Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$1,871	$1,066	$—	$2,937	$9,706
Land and timber held for sale	6,562	13,941	—	20,503	3,642
Other current assets	7,262	2,195	(691)	8,766	4,778
Total current assets	15,695	17,202	(691)	32,206	18,126
Timber and roads, net	66,735	213,058	—	279,793	266,104
Timberland	18,243	36,126	—	54,369	53,879
Land held for development	24,390	—	—	24,390	25,653
Buildings and equipment, net	5,615	13	—	5,628	6,024
Investment in ORM Timber Funds	17,544	—	(17,544)	—	—
Other assets	2,664	—	—	2,664	270
Total assets	$150,886	$266,399	$(18,235)	$399,050	$370,056

Liabilities and equity:
Current liabilities	$5,714	$2,256	$(691)	$7,279	$5,426
Current portion of long-term debt	5,119	—	—	5,119	114
Current portion of environmental remediation	8,650	—	—	8,650	11,200
Total current liabilities	19,483	2,256	(691)	21,048	16,740
Long-term debt, net of unamortized debt issuance costs	68,023	57,268	—	125,291	84,537
Environmental remediation and other long-term liabilities	4,247	—	—	4,247	5,713
Total liabilities	91,753	59,524	(691)	150,586	106,990
Partners' capital	59,133	206,875	(206,875)	59,133	64,548
Noncontrolling interests	—	—	189,331	189,331	198,518
Total liabilities and equity	$150,886	$266,399	$(18,235)	$399,050	$370,056

RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS AND
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS, INCLUDING PER UNIT AMOUNTS
(all amounts in $000's)

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015

GAAP net income attributable to unitholders	$4,571	$2,230	$5,942	$10,943
Add back: Environmental remediation	7,700	—	7,700	—
Adjusted net income attributable to unitholders*	$12,271	$2,230	$13,642	$10,943

Per unit amounts:
GAAP basic and diluted earnings per unit	$1.05	$0.51	$1.35	$2.51
Add back: environmental remediation	1.77	—	1.79	—
Adjusted basic and diluted earnings per unit*	$2.82	$0.51	$3.14	$2.51

*Pursuant to Regulation G, we are providing disclosure of the reconciliation of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. We believe that consideration of these non-GAAP financial measures may be important to investors to understand operating results excluding environmental charges. As disclosed in our Form 10-K, our environmental remediation project at Port Gamble is the result of operations conducted by the former owner of the site. As such, it does not result from our continuing operations and will not impact our operating results once the project is completed. Moreover, this item represents our only non-core operating activity and is a matter over which management has limited control. We believe that eliminating this expense from our per unit metrics provides management (and thus investors) with insight into results from our core operating activities.

RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Net income	$3,182	$2,737	$1,963	$7,500
Add back (deduct):
Depletion	6,520	2,702	12,621	9,900
Equity-based compensation	163	142	919	864
Excess tax benefit of equity-based compensation	(53)	(7)	(53)	(12)
Real estate project expenditures	(3,391)	(1,999)	(13,989)	(9,052)
Depreciation and amortization	201	270	755	736
Deferred taxes	18	—	67	(121)
Cost of land sold	11,300	4,811	12,439	14,057
(Gain) loss on sale of timberland	(769)	—	(995)	1,103
(Gain) loss on disposal of property and equipment	1	—	(23)	—
Change in environmental remediation liability	1,289	(3,311)	(3,991)	(4,890)
Change in other operating accounts	(4,358)	(2,078)	(4,567)	85
Cash provided by operations	$14,103	$3,267	$5,146	$20,170

SEGMENT INFORMATION
(all amounts in $000's)

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Revenue:
Partnership Fee Timber	$15,917	$8,947	$36,275	$28,914
Funds Fee Timber	8,300	6,683	21,029	23,250
Total Fee Timber	24,217	15,630	57,304	52,164
Timberland Investment Management	—	—	8	—
Real Estate	19,251	6,378	23,116	25,864
Total	$43,468	$22,008	$80,428	$78,028
Operating income (loss):
Fee Timber	$8,156	$5,187	$16,926	$12,961
Timberland Investment Management	(707)	(617)	(2,620)	(2,625)
Real Estate	(1,871)	109	(3,609)	5,313
General & Administrative	(1,262)	(1,382)	(5,076)	(4,972)
Total	$4,316	$3,297	$5,621	$10,677

SELECTED STATISTICS

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	23.1	11.0	51.0	40.0
Whitewood	8.1	8.8	19.2	21.1
Pine	0.5	1.2	2.2	2.5
Cedar	0.6	0.9	3.0	3.3
Hardwood	0.8	1.0	2.8	3.6
Pulpwood - all species	4.6	2.8	13.1	12.6
Total	37.7	25.7	91.3	83.1

Log sale volumes by destination (million board feet):
Export	6.5	5.2	15.4	16.7
Domestic	25.8	16.7	60.0	50.2
Hardwood	0.7	1.0	2.8	3.6
Pulpwood	4.7	2.8	13.1	12.6
Subtotal log sale volumes	37.7	25.7	91.3	83.1
Timber deed sale	4.7	—	5.9	0.6
Total	42.4	25.7	97.2	83.7

Average price realizations by species (per thousand board feet):	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Sawlogs
Douglas-fir	$652	$614	$632	$623
Whitewood	537	541	529	542
Pine	460	526	473	532
Cedar	1,213	1,308	1,340	1,378
Hardwood	631	572	587	597
Pulpwood - all species	289	326	293	331
Overall	588	577	580	584

Average price realizations by destination (per thousand board feet):
Export	$654	$625	$641	$631
Domestic	624	604	627	631
Hardwood	631	572	587	597
Pulpwood	289	326	293	331
Overall log sales	588	577	580	584
Timber deed sales	279	—	301	389

Owned timber acres	118,000	111,000	118,000	111,000
Acres owned by Funds	94,000	94,000	94,000	94,000
Depletion expense per MBF - Partnership tree farms	$74	$44	$62	$44
Depletion expense per MBF - Fund tree farms	$275	$189	$230	$195
Capital and development expenditures ($000's)	$3,929	$4,351	$15,962	$11,601

PERIOD TO PERIOD COMPARISONS
(Amounts in $000's except per unit data)

	Q4 2016 vs.	YTD 2016 vs.
	Q4 2015	YTD 2015
Net income attributable to Pope Resources' unitholders:
4th Quarter 2016	$4,571	$5,942
4th Quarter 2015	2,230	10,943
Variance	$2,341	$(5,001)

Detail of earnings variance:
Fee Timber
Log volumes (A)	$6,937	$4,789
Log price realizations (B)	415	(365)
Gain on sale of timberland	769	2,098
Timber deed sale	1,302	1,557
Production costs	(2,123)	168
Depletion	(3,739)	(2,721)
Other Fee Timber	(592)	(1,561)
Timberland Investment Management	(90)	5
Real Estate
Land sales	4,760	1,073
Conservation easement sales	2,080	(2,231)
Environmental remediation	(7,700)	(7,700)
Other Real Estate	(1,120)	(64)
General & Administrative costs	120	(104)
Net interest expense	(326)	(436)
Taxes	(248)	(45)
Noncontrolling interest	1,896	536
Total variance	$2,341	$(5,001)

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by extending the change in average realized price by current period volume.